Exhibit 4.18

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED
INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL
AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***]
INDICATES THAT INFORMATION HAS BEEN REDACTED.

Shareholders’ Agreement

This Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd. (this “Agreement”) is entered into by and among the following parties on March 21, 2025 (the “Execution Date”):

(1)	Shenzhen Yiqi Culture Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at Room 1407, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (the “Company”);

(2)	Huiyu Zhan, a citizen of China with Chinese Citizen ID Number: [***] (the “Founder”);

(3)	Shenzhen Zhongqingwenli Culture Industry Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at Unit 02, 1st Floor Half Underground, Block B, Building 1, No. 3076 Qiaoxiang Road, Xiang’an Community, Xiangmihu Street, Futian District, Shenzhen (“Shenzhen Zhongqingwenli”);

(4)	Shenzhen Heguangtongchen Venture Capital Services Partnership (Limited Partnership), a limited partnership duly established and legally existing under the laws of China, with its registered address at Room 1407, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Shenzhen Heguangtongchen”);

(5)	Shenzhen Haoduoxiaohuoban Venture Capital Services Partnership (Limited Partnership), a limited partnership duly established and legally existing under the laws of China, with its registered address at 2C-215T, 2nd Floor, Building 213, Tairan 6th Road, Tian’an Community, Shatou Street, Futian District, Shenzhen (“Shenzhen Haoduoxiaohuoban”, together with Shenzhen Zhongqingwenli and Shenzhen Heguangtongchen, referred to as the “Shareholding Platforms”; the Shareholding Platforms and Huiyu Zhan are collectively referred to as the “Founding Shareholders”);

(6)	Siyan Zheng, a citizen of China with Chinese Citizen ID Number: [***];

(7)	Feng Xian, a citizen of China with Chinese Citizen ID Number: [***];

(8)	Hainan Hongchuanyuan Lanshan Venture Investment Fund Partnership (Limited Partnership), a limited partnership duly established and legally existing under the laws of China, with its registered address at Room 22-03-45, Area 3, South Building 6, Asia-Pacific Financial Town, Haitang District, Sanya City, Hainan Province (“Hainan Hongchuanyuan” or the “Series Pre-A Investor”);

(9)	Shenzhen Chaowan World Information Technology Co., Ltd., a limited liability company duly established and legally existing under the laws of China, with its registered address at 18H, Microsoft Katong Building, No. 55 Gaoxin South 9th Road, Yuehai Street, Nanshan District, Shenzhen (“QuantaSing” or “Shenzhen Chaowan”);

(10)	Nanjing Shangdehehua Equity Investment Partnership (Limited Partnership), a partnership duly established and legally existing under the laws of China, with its registered address at Room 401-320, 4th Floor, North Building, Block B2, No. 9 Bailongjiang East Street, Jianye District, Nanjing (“Nanjing Shangde Hehua”);

(11)	Peng Li, a citizen of China with Chinese Citizen ID Number: [***];

(12)	Dong Xie, a citizen of China with Chinese Citizen ID Number: [***]; and

(13)	Yu Cui, a citizen of China with Chinese Citizen ID Number: [***] (collectively with QuantaSing, Nanjing Shangde Hehua, Peng Li, and Dong Xie, referred to as the “Series A Investors”; the Series A Investors and the Series Pre-A Investor are collectively referred to as the “Investors”).

Each party to this Agreement shall be referred to hereinafter as a “Party” or “such Party”, collectively as the “Parties”, and mutually as the “Other Party” or “Other Parties”. The Group Companies (as defined below) and the Founding Shareholders are collectively referred to as the “Company Parties”.

RECITALS

(1)	The Company is primarily engaged in the business of global artist discovery, IP incubation, IP operation, copyright commercialization, and the sales and promotion of trendy play culture and products (the “Principal Business”).

(2)	The Series Pre-A Investor, the Company, the Founding Shareholders, and other relevant parties entered into the Shenzhen Yiqi Culture Co., Ltd. Series Pre-A Share Subscription Agreement on September 29, 2022, regarding matters related to the Series Pre-A Investor’s capital increase in the Company (the “Series Pre-A Capital Increase Agreement”). Pursuant to the terms and conditions of the Series Pre-A Capital Increase Agreement, the Series Pre-A Investor invested RMB 15 million to subscribe for the newly increased registered capital of the Company amounting to RMB 1,540,295.96 (the “Series Pre-A Transaction”).

(3)	The Series A Investors (excluding Yu Cui), the Company, the Founding Shareholders, and other relevant parties entered into the Capital Increase Agreement in relation to Shenzhen Yiqi Culture Co., Ltd. on December 30, 2024, regarding matters related to the capital increase in the Company by QuantaSing and Nanjing Shangde Hehua (the “Prior Capital Increase Agreement”). Pursuant to the terms and conditions of the Prior Capital Increase Agreement, QuantaSing and Nanjing Shangde Hehua invested RMB 20 million to subscribe for the newly increased registered capital of the Company amounting to RMB 733,475 (the “Capital Increase I”).

(4)	The Company, Siyan Zheng, Feng Xian, QIU Linfeng, QuantaSing, Nanjing Shangde Hehua, Peng Li, Dong Xie, and other relevant parties entered into the Shenzhen Yiqi Culture Co., Ltd. Equity Transfer Agreement on December 30, 2024 (the “Prior Equity Transfer Agreement”), pursuant to which QuantaSing, Nanjing Shangde Hehua, Peng Li, and Dong Xie acquired an aggregate of 10% equity interest in the Company (corresponding to the Company’s registered capital of RMB 1,026,865.36) from Siyan Zheng, Feng Xian, and QIU Linfeng for a total consideration of RMB 20 million (the “Equity Transfer I”).

(5)	The Company, the Founder, and Beijing QuantaSing Technology Co., Ltd. (“Beijing QuantaSing”) entered into a Convertible Debt Agreement on December 6, 2024 (the “Convertible Debt Agreement”), pursuant to which Beijing QuantaSing provided a loan of RMB 10 million to the Founder, and Beijing QuantaSing or its designated entity had the right to acquire 5% equity interest in the Company (corresponding to the Company’s registered capital of RMB 513,432) from the Founder at a valuation of RMB 200 million. The Company, the Founder, Beijing QuantaSing, and Shenzhen Chaowan entered into a Supplementary Agreement to the Convertible Debt Agreement on January 9, 2025, pursuant to which Beijing QuantaSing’s rights and obligations under the Convertible Debt Agreement were transferred to Shenzhen Chaowan. The Company, the Founder, Shenzhen Chaowan, and other relevant parties entered into the Shenzhen Yiqi Culture Co., Ltd. Debt-to-Equity Conversion Agreement on March 21, 2025, pursuant to which Huiyu Zhan transferred his equity interest in the Company, corresponding to the registered capital of RMB 513,432 (representing 4.66667% of the Company’s current total registered capital), to Shenzhen Chaowan for a consideration of RMB 10 million, and the convertible debt principal of RMB 10 million under the Convertible Debt Agreement was fully converted into the aforementioned equity transfer consideration (the “Debt-to-Equity Conversion”).

(6)	The Company, Siyan Zheng, Feng Xian, Huiyu Zhan, Shenzhen Heguangtongchen, Shenzhen Zhongqingwenli, Shenzhen Haoduoxiaohuoban, Hainan Hongchuanyuan, Shenzhen Chaowan, and other relevant parties entered into the Shenzhen Yiqi Culture Co., Ltd. Equity Transfer Agreement on March 21, 2025, pursuant to which Shenzhen Chaowan acquired an aggregate of 33.33333% equity interest in the Company (corresponding to the Company’s registered capital of RMB 3,667,371.58) from Siyan Zheng, Feng Xian, Huiyu Zhan, Shenzhen Zhongqingwenli, and Hainan Hongchuanyuan for a total consideration of RMB 100 million (the “Equity Transfer II”).

(7)	Peng Li and Yu Cui entered into the Shenzhen Yiqi Culture Co., Ltd. Equity Transfer Agreement on March 21, 2025, pursuant to which Yu Cui acquired 0.42000% equity interest in the Company (corresponding to the Company’s registered capital of RMB 46,208.88) from Peng Li for a consideration of RMB 900,000 (the “Equity Transfer III”).

(8)	The Company, Shenzhen Chaowan, and other relevant parties entered into the Shenzhen Yiqi Culture Co., Ltd. Capital Increase Agreement on March 21, 2025 (the “Capital Increase Agreement”, collectively with the Prior Capital Increase Agreement, referred to as the “Series A Capital Increase Agreements”). Pursuant to the terms and conditions of the Capital Increase Agreement, Shenzhen Chaowan invested RMB 100 million to subscribe for the newly increased registered capital of the Company amounting to RMB 3,667,371.58 (the “This Capital Increase” or “Capital Increase II”).

(9)	The Capital Increase Agreement stipulates that the execution and delivery of this Agreement shall be a closing condition precedent to the transactions contemplated by the Capital Increase Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise specified, the following terms shall have the meanings set forth below:

“Post-Transaction Valuation” means the valuation of the Company upon completion of this Capital Increase, which is RMB 400 million. For the avoidance of doubt, the Company has the right, in accordance with the provisions of Article 2.3.3 of the Capital Increase Agreement, to issue additional shares to the then - existing employee shareholding platform or reserve, through an overseas entity after the completion of domestic and overseas restructuring, 6.65% of the Company’s incentive equity corresponding to this transaction and the subsequent issuance of additional incentive equity (the “Additional Incentive Equity”) (such percentage of the Company’s incentive equity corresponds to the Company’s registered capital of RMB 1,045,014.29; if it involves reservation or issuance of shares by an overseas entity in the future, the aforementioned registered capital amount shall be adjusted to the corresponding share capital of the overseas entity based on the then share capital structure of the overseas entity) through the then employee shareholding platform or the overseas entity after completion of domestic and overseas restructuring, as the reserved employee equity pool for future grants. At that time, the Company will have an aggregate of 8.0309% of the Company’s equity (such percentage of the Company’s incentive equity corresponds to the Company’s registered capital of RMB 1,262,011.29; if it involves reservation or issuance of shares by an overseas entity in the future, the aforementioned registered capital amount shall be adjusted to the corresponding share capital of the overseas entity based on the then share capital structure of the overseas entity) as the reserved employee equity pool for future grants, through the already reserved incentive equity (as defined in the Capital Increase Agreement) and the Additional Incentive Equity.

“Encumbrance” means any mortgage, pledge, lien, option, preemptive right, or security interest, purchase option or title retention arrangement of any nature created by agreement or arising by operation of law.

“Business Day” means any day on which commercial banks are generally open for business in China (excluding Saturdays, Sundays and statutory holidays in China).

“Equity” means the corresponding share in the registered capital of the Company when it is a limited liability company, or the corresponding shares of the Company if it is converted into a company limited by shares.

“Equity Interest” means, with respect to any person, the equity, shareholder equity, partnership interest, registered capital, joint venture interest or other form of ownership interest in such person, or any option, warrant or other security that is directly or indirectly convertible into, exercisable for or exchangeable for such equity, shareholder equity, partnership interest, registered capital, joint venture interest or other form of ownership interest (regardless of whether such derivative security is issued by such person).

“Affiliate” includes Affiliated Enterprises and Affiliated Persons. “Affiliated Enterprise” means, when any of the following circumstances exists, any company or enterprise shall be deemed to be affiliated with or an affiliate of any Party to this Agreement or the Company: (a) fifty percent (50%) or more of its registered capital or voting rights are directly or indirectly owned by such Party; or (b) it directly or indirectly owns fifty percent (50%) or more of the registered capital or voting rights of such Party; or (c) fifty percent (50%) or more of its registered capital or voting rights and that of such Party are directly or indirectly owned by the same company or enterprise; or (d) it controls such Party through voting rights (even if less than fifty percent (50%)), contract or other means; or (e) a company or enterprise directly or indirectly owned by such Party or an Affiliated Person or otherwise controlled by such Party or an Affiliated Person; “Affiliated Person” means, with respect to a natural person, his/her immediate family members, including parents, spouse, siblings and their spouses, children and their spouses.

“Qualified Initial Public Offering” means the first underwritten public offering of shares of the Company (or any other company or entity established due to the restructuring of the Company that actually controls all the businesses of the Company prior to the restructuring and enjoys all the economic benefits, or the parent company of the Company, and in which the Investors hold shares in the same proportion as their shareholding in the Company prior to the restructuring) on a well-known stock exchange approved by the shareholders’ meeting (including the consent of the Series A Investors) in accordance with the provisions of this Agreement (including but not limited to the New York Stock Exchange, NASDAQ, the Hong Kong Stock Exchange, the Shanghai Stock Exchange, the Shenzhen Stock Exchange or other internationally well-known stock exchanges approved by the shareholders’ meeting (including the consent of the Series A Investors) in accordance with the provisions of this Agreement).

“Group Companies” means the Company, Dongguan Yiqiwan Culture Industry Co., Ltd., Shenzhen Huiyu Design Culture Co., Ltd., Shenzhen Yiqiwan Culture Industry Co., Ltd., Beijing Yiqi Culture Co., Ltd., and entities whose controlling interests are directly or indirectly (including but not limited to through shareholding by a third party) held by the aforementioned entities, whether established or to be established or acquired in the future (including but not limited to subsidiaries, branches, partnerships, representative offices or other forms of entities).

“Transaction Documents” has the meaning ascribed to it in the Series A Capital Increase Agreements. For the avoidance of doubt, if such documents are amended, updated or replaced, such amended, updated and replaced documents shall prevail.

“Control” means, between two or more persons, the power of one person, directly or indirectly, through the ownership of voting rights, contract, agreement control or otherwise, to direct or cause the direction of the business or management of the other person, or to exercise control or decision-making power over the other person through others (including but not limited to holding 50% or more of the voting rights of such person, or having the right to nominate and elect the majority of the board members).

“Price Per Share” means, with respect to the Series Pre-A Investor, RMB 9.7384 per RMB 1 of registered capital; with respect to the Series A Investors, for the Equity they acquired in Equity Transfer I, Equity Transfer III and the Debt-to-Equity Conversion from the shareholders of the Company, RMB 19.4768 per RMB 1 of registered capital, and for the Equity corresponding to the newly increased registered capital they subscribed for in Capital Increase I and Capital Increase II, RMB 27.2675 per RMB 1 of registered capital; and for the Equity they acquired from the shareholders of the Company in Equity Transfer II, RMB 27.2675 per RMB 1 of registered capital. For the avoidance of doubt, if the Company undergoes capital reserve conversion into registered capital, bonus share issuance, conversion into a company limited by shares, share split, dividend distribution, etc., leading to changes in the Company’s registered capital, the aforementioned Price Per Share shall be adjusted accordingly.

“Person” means any natural person, legal person, partnership, limited liability company, company limited by shares, association, trust, unincorporated organization, or any other legal entity of whatever nature established under any applicable law, or any government agency.

“Applicable Law” means, with respect to any Person, any publicly available, effective and applicable treaties, laws, administrative regulations, local regulations, rules, decisions, orders, judicial interpretations, judgments, rulings, arbitral awards or other normative documents that apply to such Person or are binding on such Person or any of its properties.

“Tax and Fee” means any and all taxes or fees levied by relevant government departments; “Tax” shall be construed accordingly.

“Litigation” includes any claim, legal action, legal proceeding, prosecution, lawsuit or arbitration involving the Company.

“Investment Amount” means, with respect to the Series Pre-A Investor, the capital increase subscription price of RMB 15 million paid for its Equity in the Company; with respect to the Series A Investors in Equity Transfer I, Equity Transfer III and Capital Increase I, the aggregate of the capital increase subscription price of RMB 20 million and the equity transfer consideration of RMB 20 million paid by the Series A Investors for their Equity in the Company; specifically, after Beijing QuantaSing or its designated entity completes the Debt-to-Equity Conversion, the equity transfer consideration for Equity Transfer I shall total RMB 30 million, among which the Investment Amount of QuantaSing is RMB 35 million (including the equity transfer consideration of RMB 10 million for the Debt-to-Equity Conversion), the Investment Amount of Nanjing Shangde Hehua is RMB 10 million, the Investment Amount of Peng Li is RMB 2.5 million, the Investment Amount of Dong Xie is RMB 1.6 million, and the Investment Amount of Yu Cui is RMB 900,000; with respect to the Series A Investors in Equity Transfer II and Capital Increase II, the aggregate of the capital increase subscription price of RMB 100 million and the equity transfer consideration of RMB 100 million paid by the Series A Investors for their Equity in the Company, among which the Investment Amount of QuantaSing is RMB 200 million.

“Governmental Authority” means any government or subordinate entity with jurisdiction, any department or agency of any government or subordinate entity, any legislative body, court or arbitral tribunal, and the regulatory authority of any stock exchange.

“Government Approval” means all approvals, registrations and filings required by Chinese governmental authorities for the transactions, the articles of association and changes thereto stipulated in this Agreement in accordance with the law.

“Material Adverse Effect” means any matter, circumstance, event, change, effect, individually or together with other matters, circumstances, events, changes, effects, (a) that has or is reasonably expected to have a material adverse effect on the business, operations, development, assets, properties (including intellectual property), financial condition or operating results of the Group Companies in any material aspect, or (b) that has or is reasonably expected to have a material adverse effect on the ability of the Company Parties to perform their obligations under the Transaction Documents.

“Chinese Law” means publicly available and effective treaties, laws, administrative regulations, local regulations, rules, decisions, orders, judicial interpretations, judgments, rulings, arbitral awards or other normative documents of China;

“Intellectual Property” shall include patents, trademarks, service marks, designs, copyrights, technical drawings, trade names, database rights, internet domain names, brand names, computer software programs and systems, know-how, confidential information and other industrial or commercial intellectual property rights.

1.2	Interpretation

In this Agreement, unless otherwise specified:

1.2.1.	References to any Applicable Law shall be deemed to include its amendments from time to time, its re-promulgated amended versions from time to time, and other Applicable Laws that replace its functions from time to time.

1.2.2.	“Article” and “Annex” (if any) refer to the articles and annexes (if any) of this Agreement, respectively. References to “this Agreement” shall be understood to include its various annexes (if any).

1.2.3.	“Writing” means communications conveyed by letter, email or fax.

1.2.4.	The term “include” and similar terms are not restrictive terms, and “include” shall be interpreted as if the term “but not limited to” immediately follows “include”.

1.2.5.	If the occurrence date of an event is a non-Business Day according to the provisions of this Agreement, it shall be deemed to occur on the next Business Day.

1.2.6.	The currency unit “Yuan” used in this Agreement, unless otherwise specified, refers to the legal currency of China, Renminbi Yuan.

1.2.7.	If this Agreement stipulates that copies of documents are to be provided to each Investor, the providing party shall affix its seal to confirm consistency with the original.

1.2.8.	The headings of the articles of this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

1.2.9.	Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Capital Increase Agreement.

2	CORPORATE GOVERNANCE

2.1	Board of Directors

2.1.1	The board of directors of the Company (the “Board”) shall be composed of 4 directors, among which: (a) during the period when the Founder is employed by or provides services to the Company, he shall have the right to appoint 1 director (the “Founder Appointed Director”); (b) QuantaSing shall have the right to appoint 2 directors (the “QuantaSing Directors”) (for the avoidance of doubt, QuantaSing has the right to additionally appoint one more director to the Company at any time, i.e., QuantaSing has the right to appoint 3 directors to the Company, and the Parties shall cooperate to complete the relevant procedures involved in QuantaSing’s additional appointment of a director to the Company; after QuantaSing additionally appoints one more director to the Company, the Board shall be composed of 5 directors); (c) Hainan Hongchuanyuan shall have the right to appoint 1 director. After QuantaSing obtains controlling rights in the Company, QuantaSing shall have the right to appoint a majority of the directors on the Board. If the Company’s Equity held by a shareholder with the aforementioned right to nominate directors falls below 5% of the Company’s fully diluted equity at such time, it shall no longer enjoy the right to nominate directors. The Company shall have one chairman of the Board and no vice chairman.

2.1.2	The term of office for directors shall be three (3) years, and upon expiration of the term, they may serve consecutive terms if re-elected. If any director voluntarily resigns or is unable to perform his/her duties as a director for any other reason, the party that originally appointed such director shall appoint a successor to complete such director’s term. If a director is not re-elected in a timely manner upon the expiration of the term, or if the resignation of a director during his/her term results in the number of Board members falling below the statutory number, the original director shall, prior to the assumption of office by the newly elected director, continue to perform the duties of a director in accordance with the provisions of the law, administrative regulations and the Company’s articles of association.

2.1.3	If the Founder leaves the Company or ceases to provide services to the Company for any reason, he shall no longer enjoy any right to nominate directors, and at such time, other shareholders of the Company shall have the right, subject to the consent of the QuantaSing Directors, to appoint other directors to replace the directors that the Founder had the right to nominate.

2.1.4	Board meetings shall be held at least once every six (6) months, with special circumstances to be negotiated separately. The personal attendance of at least a majority of the directors or their representatives shall be required to satisfy the minimum quorum requirement for the Board. Board meetings shall provide written notice to all directors at least ten (10) days in advance. Directors may attend the meeting in person or via telephone conference or video conference, provided that each attendee can clearly hear each other speak, and such attendees shall be deemed present at the meeting. Directors have the right to delegate others to attend Board meetings, and the delegate has the right to attend the Board meeting and vote on the matters discussed on behalf of the delegating director. If any director fails to attend, causing any Board meeting to fail to reach a quorum, such Board meeting shall be postponed to the fifth (5th) Business Day after the originally scheduled meeting date. If any director or the representative delegated by such director still fails to attend the postponed Board meeting, the attendance of a majority of the directors at such postponed Board meeting shall constitute a quorum and such Board meeting may be validly held, but it may only discuss and pass resolutions on the matters set forth in the written notice of the Board meeting, and such matters only require the affirmative vote of the Company’s directors other than the absent directors.

2.1.5	All reasonable expenses incurred by directors in attending Board meetings shall be borne by the Company. The Company shall provide the Board members with the maximum exemption protection permitted by Applicable Law, including but not limited to being responsible for compensating any Board member for any compensation liability to a third party arising from the proper performance of his/her director duties, but shall not compensate for any third-party compensation liability caused by the director’s violation of the law.

2.1.6	All resolutions of the Board meetings of the Company shall be passed by the affirmative vote of a majority of all directors, and the Board shall prepare minutes of the decisions on the matters discussed, and the directors present at the meeting shall sign the minutes. Board meetings may also prepare written documents of the discussion content and conduct voting by circulating the written documents and signing the vote.

2.1.7	For any important subsidiary of the Company (including but not limited to controlled subsidiaries), QuantaSing shall enjoy the same director appointment rights.

2.2	Shareholders’ Meeting

2.2.1	The shareholders’ meeting shall be composed of all shareholders, and the functions and powers of the shareholders’ meeting include:

(a)	Deciding on the business guideline and investment plans of the Group Companies;

(b)	Changes in the number of the Board of the Group Companies, changes in the appointment method, or establishment of special committees of the Board, electing and replacing supervisors not represented by employee representatives, and deciding on matters concerning the remuneration of directors and supervisors;

(c)	Reviewing and approving the reports of the Board;

(d)	Reviewing and approving the reports of the supervisors;

(e)	Reviewing and approving the profit distribution plans and plans for making up losses of the Group Companies;

(f)	Making resolutions on the increase or decrease of the registered capital of the Group Companies;

(g)	The Group Companies issuing bonds or equity securities, the repurchase or redemption of shares of the Group Companies and the issuance of shares with such repurchase or redemption rights, formulating or changing financing plans (including subsequent equity financing arrangements) or introducing new investors;

(h)	The liquidation, dissolution or occurrence of an event deemed to be a liquidation event of the Group Companies;

(i)	Matters related to the Group Companies or conducting any form of capital structure adjustment, merger, amalgamation, consolidation, joint venture, division, reorganization or any matter leading to a change of control, capital reorganization of the Group Companies (including equity restructuring by the Company for domestic and overseas financing, obtaining specific government licenses, future Qualified Initial Public Offering or other purposes agreed by the Parties);

(j)	Amending the articles of association of the Group Companies;

(k)	Any change to any rights, preferences, privileges or powers of the Investors or any restrictions set for their benefit;

(l)	Any change to the business nature or Principal Business of the Group Companies, or major business direction changes that alter the Company’s core business scope;

(m)	Purchasing or subscribing to the assets or equity of another entity;

(n)	The initial public offering plans of the Group Companies (including but not limited to selecting underwriters and listing exchanges, or deciding on the valuation, terms and conditions of the offering, etc.);

(o)	Signing any documents or making any arrangements for any of the above matters; and

(p)	Other matters that may have a material adverse effect on the rights and interests of the Investors.

2.2.2	Resolutions of the shareholders’ meeting on amending the articles of association, increasing or decreasing the registered capital, and on merger, division, dissolution, or change of the Company’s form shall be passed by the affirmative vote of shareholders representing more than two-thirds of the voting rights of all shareholders; resolutions on other matters must be passed by the affirmative vote of shareholders representing more than one-half of the voting rights of all shareholders.

2.3	Senior Management

2.3.1	The Parties agree that after this transaction, the Company shall cooperate with the Company’s future performance and listing requirements to add and improve the senior management, and future adjustments to the senior management shall be implemented in accordance with the provisions of this Agreement, the Company’s articles of association and other Transaction Documents.

2.3.2	If any senior management personnel violates his/her labor contract, non-competition agreement, confidentiality agreement, intellectual property ownership agreement and/or other agreements signed with the Group Companies, the Company Parties shall take all legal measures to pursue his/her liability for breach of contract.

2.3.3	To protect the interests of the Group Companies, the Company Parties shall use their best efforts to ensure that the senior management personnel of the Group Companies shall not hold positions in companies, enterprises or other entities outside the Group Companies or provide services with the same or similar content as the Group Companies’ business or invest in other entities that are the same, similar to or compete with the Group Companies’ business.

2.4	Connected Transactions

2.4.1	The Parties agree that after the execution of this Agreement, the Group Companies shall gradually establish a connected transaction system, standardize connected transactions in accordance with the standards of listed companies, maintain independence from connected parties in terms of assets, personnel, finance, organization, and business, and any connected transactions that are necessary to occur shall be executed by the relevant parties in accordance with the principles of fairness and impartiality based on market prices to clarify rights and obligations, and shall undergo internal decision-making procedures in accordance with legal provisions, the Group Companies’ articles of association and the provisions of this Agreement.

2.4.2	The Founder commits that the Founder and other enterprises controlled by him or his Affiliates shall not misappropriate, possess or use the assets, properties or rights of the Group Companies, and shall not engage in connected transactions that harm the interests of the Group Companies.

2.4.3	For connected transactions that comply with the Group Companies’ articles of association and have been resolved by the Group Companies’ authority bodies, the Group Companies shall promptly notify the Parties of the pricing and basis; voting involving connected transactions must be strictly implemented in accordance with the relevant provisions of the Company Law of the People’s Republic of China, this Agreement and the Group Companies’ articles of association.

2.4.4	Connected transactions occurring in the Group Companies shall be conducted following market principles. If a connected transaction involves acts that harm the interests of the Group Companies, the connected parties involved in the relevant transaction shall compensate the Group Companies for the losses suffered as a result thereof.

2.4.5	Except with the consent of the Series A Investors, the Founder shall not operate businesses that are the same as or similar to those of the Group Companies outside the Group Companies system in his own name or in the names of his close relatives or others. If the Founder has operating assets for the same or similar business that were not integrated into the Group Companies before the investment by the Series A Investors, or obtains such operating assets after the investment by the Series A Investors not in the name of the Group Companies, the Founder shall, within thirty (30) days after written notice from the Series A Investors, transfer such assets to the Group Companies free of charge, and any taxes and fees required to be paid shall be borne by the Founder. The Parties further agree that if the business operated by the Founder outside the Group Companies system or the operating assets not integrated into the Group Companies are determined by the China Securities Regulatory Commission to constitute competition with the business of the Group Companies at the time of the Company’s listing, the Founder agrees to take all measures and means to resolve such issues in accordance with the standards for the Company’s listing. To avoid doubt, regardless of any contrary provisions in this Agreement, all matters requiring the consent of the Series A Investors under this Agreement refer to obtaining the consent of the Series A Investors holding, individually or in aggregate, more than one-half (1/2) of the Series A Investors’ Equity.

3	EQUITY TRANSFER

3.1	Transfer Restrictions

3.1.1	The Parties unanimously agree that after the completion of the First Phase Capital Increase (as defined in the Prior Capital Increase Agreement), except with the prior written consent of the Series A Investors and in accordance with the procedures set forth in Articles 3.2 and 3.3 of this Agreement, within thirty-six (36) months after the closing date of this transaction (taking the latest closing date) or prior to the Company’s first Qualified Public Offering (whichever is earlier), the Founding Shareholders (the “Restricted Shareholders”): (a) shall not directly or indirectly sell, transfer, gift, liquidate, mortgage, pledge or otherwise dispose of all or part of the Company’s Equity directly or indirectly held by them; (b) shall not place any Encumbrance on all or part of the Company’s Equity directly or indirectly held by them or allow such Encumbrances to exist. Any violation of this provision shall render the disposition of Equity by the Restricted Shareholders invalid. The Company shall not handle the corresponding industrial and commercial change registration or filing for such disposition of Equity.

3.1.2	The Parties unanimously agree that the Series A Investors have the right to transfer all or part of their Equity in the Company at any time without any restrictions, and other shareholders shall cooperate with such transfer matters, including but not limited to passing resolutions at the relevant shareholders’ meeting and/or Board meeting agreeing to the Investors’ transfer of Equity and waiving the right of first refusal, and cooperating in the industrial and commercial change procedures, etc. When the Series Pre-A Investor transfers the Company’s Equity to a third party other than an Affiliate, other shareholders of the Company shall have the right of first refusal, but shall not have the co-sale right.

3.1.3	The Company Parties hereby undertake and confirm that if the Shareholding Platforms intend to undergo capital increase, capital decrease, admission of new partners, withdrawal of existing partners or any equity change, as well as any transfer, pledge, disposal of any equity, partnership interest or partnership share (excluding capital increase or partnership share transfer conducted in accordance with the employee incentive plan already approved by the Board), the Series A Investors shall be informed fifteen (15) days in advance. If, upon reasonable judgment of the Series A Investors, the above actions are deemed to be an indirect transfer of their Equity in the Company (the “Indirect Transfer”), such Indirect Transfer shall be subject to the provisions of Articles 3.1.1, 3.2 and 3.3 of this Agreement. If the Company Parties fail to inform the Series A Investors of the Indirect Transfer within the above stipulated time, the Parties agree and confirm that such Indirect Transfer is invalid, and the Shareholding Platforms shall not cooperate in handling the industrial and commercial changes.

3.2	Right of First Refusal

3.2.1	Subject to the provisions of Article 3.1 of this Agreement, if any Restricted Shareholder of the Company (the “Transferring Shareholder”) intends to directly or indirectly transfer its Equity in the Company (the “Equity to be Transferred”) to one or more third parties (the “Transferee”), then the Investors (including their designated Affiliates) shall have the right, on the same terms and conditions, to have the priority over such third party to acquire all or part of the Equity to be Transferred (the “Right of First Refusal”), except in the following circumstances: disposal of equity/partnership interest for the implementation of the employee incentive plan (including the repurchase of its share by the general partner of the employee shareholding platform when the incentivized object exits or the transfer of its share to other incentivized objects) or transfer occurring in accordance with the restructuring under Article 19.2 of this Agreement.

3.2.2	Before any Transferring Shareholder transfers its held Equity to be Transferred in accordance with the provisions of Article 3.2.1 of this Agreement, such shareholder shall first issue a written notice (the “Transfer Notice”) to the Company and the Investors regarding its intention to transfer. The Transfer Notice shall include: (a) a description of the Equity to be Transferred, including but not limited to the amount of Equity to be transferred, the transfer price, the payment term for the transfer consideration, etc.; (b) the identity of the third party intending to acquire the Equity, including but not limited to the name or title and business scope (if applicable) of the third party, etc.; and (c) the main terms and conditions on which the intended transfer is based. The Transfer Notice shall prove that such Transferring Shareholder has received a firm offer from the Transferee and is confident that it can reach a binding agreement on the transfer based on the terms and conditions in the Transfer Notice. The Transfer Notice shall also include copies of any written proposals, term sheets or letters of intent or other agreements regarding the proposed transfer.

3.2.3	Each Investor intending to exercise the Right of First Refusal (the “First Refusal Exercising Shareholder”) shall issue a written notice (the “Purchase Notice”) to such Transferring Shareholder within twenty (20) Business Days after its receipt of the Transfer Notice (the “First Refusal Period”). The Purchase Notice shall state the amount of Equity to be Transferred that such First Refusal Exercising Shareholder intends to purchase on a first-refusal basis under the terms and conditions set forth in the Transfer Notice. If the sum of the amount of Equity to be Transferred that the First Refusal Exercising Shareholders are willing to purchase exceeds the total amount of Equity to be Transferred, then each First Refusal Exercising Shareholder shall negotiate to determine their respective purchase amount. If the negotiation fails, then the First Refusal Exercising Shareholders shall purchase the Equity to be Transferred in accordance with their respective relative shareholding ratios in the Company at such time. If any shareholder fails to respond during the First Refusal Period, it shall be deemed that such shareholder has waived its exercise of the Right of First Refusal.

3.2.4	If any First Refusal Exercising Shareholder waives the exercise or does not fully exercise the Right of First Refusal under this Article 3.2 in accordance with its relative shareholding ratio, then with respect to the transfer Equity waived or not fully exercised by such shareholder (hereinafter referred to as the “Remaining Transfer Equity”), the Transferring Shareholder shall immediately issue a written notice to the First Refusal Exercising Shareholders who have fully exercised the Right of First Refusal in accordance with the shareholders’ relative shareholding ratios (hereinafter referred to as the “Excess Purchase Right Shareholders”), and the Excess Purchase Right Shareholders shall have the right to choose to purchase the Remaining Transfer Equity in accordance with the respective relative shareholding ratios of the Excess Purchase Right Shareholders in the Company at such time within ten (10) Business Days after receipt of such notice.

3.2.5	The Transferring Shareholder shall enter into the equity transfer agreement and other relevant documents with the First Refusal Exercising Shareholders.

3.3	Co-sale Right

3.3.1	If a Transferring Shareholder sells its held Equity in the Company, any Investor that has not exercised the Right of First Refusal in accordance with the provisions of Article 3.2 of this Agreement (the “Co-sale Right Shareholder”) shall have the right, in accordance with the provisions of Article 3.3 of this Agreement, to sell Equity together with the Transferring Shareholder to the Transferee on the same terms and conditions set forth in the Transfer Notice (the “Co-sale Right”). The Transferring Shareholder shall issue a written notice (the “Co-sale Notice”) to the Co-sale Right Shareholders, stating the amount of Equity intended to be sold that was not purchased on a first-refusal basis. The Co-sale Right Shareholders have the right but not the obligation to participate in the sale of Equity at the same price and conditions set forth in the sale notice.

3.3.2	Co-sale Right Shareholder (including its Affiliates) intends to exercise the Co-sale Right, such Co-sale Right Shareholder (the “Co-sale Exercising Shareholder”) shall issue a written notice to the Transferring Shareholder within ten (10) Business Days after receipt of the Co-sale Notice, which shall state the amount of Equity that such Co-sale Exercising Shareholder intends to co-sell under the terms and conditions set forth in the Transfer Notice. The amount of Equity that the Co-sale Exercising Shareholder may participate in co-selling shall be the lower of: (a) the amount of Equity that such Co-sale Exercising Shareholder states in the Co-sale Notice that it is willing to sell; or (b) the total amount of Equity to be Transferred multiplied by a fraction, the numerator of which is the amount of the Company’s registered capital held by such Co-sale Exercising Shareholder at such time, and the denominator of which is the total amount of the Company’s registered capital held by all Co-sale Exercising Shareholders and the Transferring Shareholder at such time. If any Investor fails to respond during the First Refusal Period or has exercised the Right of First Refusal in accordance with Article 3.2 of this Agreement, it shall be deemed that such Investor has waived the exercise of the Co-sale Right.。

3.3.3	Notwithstanding the above provisions, if a Restricted Shareholder, although not selling all of its held Equity in the Company, will cause a change in the Company’s Founder due to the sale, then the Investors shall have the right to require that, on the same terms and conditions as the intended transfer, all of their held Equity in the Company be sold to the Transferee in priority to the Restricted Shareholder.

3.3.4	The Transferring Shareholder, the Co-sale Exercising Shareholders and the Transferee shall enter into the equity transfer agreement and other relevant documents in accordance with the same terms and conditions set forth in the Transfer Notice, and the Transferring Shareholder shall take measures including correspondingly reducing the amount of Equity it sells to ensure the realization of the Co-sale Right. If any one or more Transferees explicitly disagree with the Co-sale Exercising Shareholders’ participation in the co-sale, or do not accept their Equity transfer, then the Transferring Shareholder shall not sell any Company Equity to such Transferee(s), unless at the same time of such sale or transfer, such Transferring Shareholder purchases from the Co-sale Exercising Shareholders the amount of Equity determined in accordance with Article 3.3.2 of this Agreement under the terms and conditions

3.4	Non-Exercise of Rights

Subject to Articles 3.2 and 3.3 of this Agreement, the Transferring Shareholder shall, within ninety (90) days after issuing the Transfer Notice, transfer the Equity to be Transferred to the Transferee in accordance with the terms and conditions listed in the Transfer Notice. Any transfer not completed within such ninety (90) days shall be handled again in accordance with the provisions of Articles 3.2 and 3.3 of this Agreement.

4	NEW REGISTERED CAPITAL

4.1	Preemptive Right

4.1.1	If the Company intends to increase its registered capital or issue any Equity Interest (the “New Registered Capital”), then the Investors (including their designated Affiliates) shall have the right to subscribe for such New Registered Capital on a preemptive basis in proportion to their respective shareholdings in the Company at such time (the “Preemptive Right”).

4.1.2	The Company shall provide written notice of the Company’s New Registered Capital matter to each shareholder, and the written notice shall state the price of the Company’s New Registered Capital, the subscribers and other terms (the “Capital Increase Notice”). Each shareholder intending to exercise the Preemptive Right (the “Preemptive Right Exercising Shareholder”) shall issue a written notice (the “Subscription Notice”) to the Company within twenty (20) Business Days after its receipt of the Capital Increase Notice (the “Preemptive Right Period”). The maximum number of the Company’s registered capital that each shareholder is entitled to subscribe for (the “Maximum Subscription Amount”) is the product of: (x) the amount of the Company’s planned New Registered Capital, (y) a fraction, the numerator of which is the amount of the Company’s registered capital held by such shareholder, and the denominator of which is the total registered capital of the Company before the addition of the New Registered Capital. The Subscription Notice shall state that such Preemptive Right Exercising Shareholder intends to subscribe for the New Registered Capital on a preemptive basis under the terms and conditions set forth in the Capital Increase Notice. If any shareholder fails to respond during the Preemptive Right Period, it shall be deemed that such shareholder has waived its exercise of the Preemptive Right.

4.1.3	If any shareholder (the “Non-Full Subscription Party”) waives the exercise or does not fully subscribe for the Maximum Subscription Amount it is entitled to in the Subscription Notice, the Company shall immediately issue a written notice to the Investors who have fully subscribed for the amount they are entitled to (the “Full Subscription Investors”), stating the amount of registered capital that the Non-Full Subscription Party failed to subscribe for, and the Full Subscription Investors shall, within ten (10) Business Days after receipt of the above notice (the “Second Subscription Period”), notify the Company whether they exercise the Preemptive Right beyond the Maximum Subscription Amount, and inform the Company of the further amount of the Company’s registered capital they undertake to subscribe for. If there are two or more Full Subscription Investors, then each Full Subscription Investor shall have the right to subscribe for the remaining New Registered Capital in accordance with their respective relative shareholding ratios at such time, up to all of the New Registered Capital corresponding to the Non-Full Subscription Party’s waiver of the Preemptive Right.

4.1.4	Subject to the above Article 4.1.3, after the expiration of the Preemptive Right Period or the Second Subscription Period (if applicable), if no shareholder exercises the Preemptive Right or the shareholders do not fully exercise the Preemptive Right, the Company shall have the right, within ninety (90) days after the expiration of the Preemptive Right Period or the Second Subscription Period (if applicable), to issue the remaining New Registered Capital among the New Registered Capital that has not been preemptively subscribed by the Investors on terms and conditions not lower than those in the Capital Increase Notice. If the Company fails to complete the sale of the New Registered Capital within the aforementioned ninety (90) days, when the Company intends to continue or again issue or sell any New Registered Capital, the Company shall re-grant the Preemptive Right to each shareholder for such New Registered Capital in accordance with the procedures specified in Article 4.1.2 of this Agreement.

4.1.5	The Preemptive Right described in this Article shall not apply to issuances due to the following matters (and such matters have been approved by the Series A Investors or the QuantaSing Directors): (a) capital increase for implementing new employee incentives; (b) the Company’s merger with other business entities through share exchange; (c) the Company’s reorganization and public offering to raise funds; (d) newly increased registered capital in the case of profit conversion into registered capital, capital reserve conversion into share capital, etc., passed unanimously by the Company’s shareholders’ meeting; (e) other issuances related to share reorganization or similar transactions.

4.2	Anti-dilution Protection

4.2.1	If the Company, upon approval of the shareholders’ meeting, issues any shares, convertible debts, or other subscription rights convertible into any Equity of the Company (the “New Round Capital Increase”), and the price of the New Round Capital Increase is lower than the Price Per Share at which the Investors subscribed for each Yuan of registered capital (for the purpose of this Article 4.2, each Yuan of registered capital is counted as 1 share), then any Investor shall have the right to choose the following method for anti-dilution adjustment (the “Anti-dilution Adjustment”): (i) each Founding Shareholder transfers Company Equity to such Investor for a total consideration of RMB 1 or the lowest price permitted by law (whichever is lower), and/or (ii) the Company issues Company Equity to such Investor at the lowest price permitted by law (collectively referred to as the “Compensation Equity”), so that after the Investor obtains the Compensation Equity, the total number of the Investor’s original Equity held plus the Compensation Equity = the Investor’s total Investment Amount ÷ New Conversion Price (all calculated in RMB Yuan), wherein the formula for “New Conversion Price” in the formula is:

NCP = OCP*（OB+（X/OCP））/ OA

Where:

NCP = New Conversion Price；

OCP = the currently effective Price Per Share of the Investor before the New Round Capital Increase;

OB = the total number of shares before the New Round Capital Increase;

X = the amount of the New Round Capital Increase;

OA = the total number of Company shares after the New Round Capital Increase.

4.2.2	If, due to restrictions of Applicable Law, any Investor cannot obtain Compensation Equity from the Founding Shareholders or the Company at nominal consideration for free, while such Investor enters into an equity transfer agreement with payment obligation with the Founding Shareholders or a capital increase agreement with payment obligation with the Company, the Founding Shareholders or the Company shall issue a written exemption letter for the equity transfer consideration or capital increase consideration in the format required by such Investor, exempting such Investor from the obligation to pay the equity transfer consideration or capital increase consideration (for the capital increase consideration, the Company Parties shall compensate such Investor in cash in a manner compliant with legal provisions, and such Investor shall use such cash to pay the capital increase consideration to the Company), and all costs and taxes arising therefrom shall be borne by the Company Parties.

4.2.3	The Company Parties shall ensure that at that time, through resolutions of the shareholders’ meeting, resolutions of the Board and the execution of all required legal documents, the Investors can exercise the rights described in this Article, and shall complete the equity transfer or increase of registered capital and the relevant government approvals and industrial and commercial registration procedures within thirty (30) days after receipt of the Investor’s written compensation request. If the Investor needs to pay any taxes or other fees due to the above equity adjustment, the Company Parties shall compensate the Investor for such taxes or other fees payable within ten (10) Business Days. The Company Parties shall bear joint and several liability for the Anti-dilution Adjustment, and the Company shall not implement such New Round Capital Increase before the completion of such Anti-dilution Adjustment.

4.3	Exceptions

The provisions of Articles 4.1 and 4.2 above shall not apply to any of the following circumstances:

4.3.1	Employee incentive equity issued pursuant to the employee incentive plan passed by the Board (including the consent of the QuantaSing Directors) or the shareholders’ meeting (including the consent of the Series A Investors);

4.3.2	The Company’s implementation of capital reserve or profit pro rata conversion into capital or stock dividend;

4.3.3	Increase of registered capital for implementing the acquisition of another entity or business or merger with another entity, passed by the shareholders’ meeting.

5	INFORMATION RIGHTS

5.1	Reports

5.1.1	Subject to the disclosure and internal control requirements of the listed company to which QuantaSing belongs, as long as the Investors hold Equity in the Company, the Company shall, and the other Company Parties shall cause the Company to, deliver the following documents related to the Group Companies to the Investors:

(a)	Within 90 days after the end of each fiscal year, provide the audited consolidated financial statements and operating report of the Company for such fiscal year, and the auditor shall be a securities-qualified accounting firm agreed upon by the QuantaSing Directors;

(b)	Within 21 days after the end of each quarter, provide the Company’s unaudited quarterly consolidated financial statements and management accounts;

(c)	Before the 21st day of each month, provide the Company’s unaudited monthly consolidated financial statements, management accounts and monthly main operational data for the previous month;

(d)	Within 30 days before the end of each fiscal year, provide the Company’s annual budget and business plan for the next fiscal year;

(e)	Various government penalties, injunctions and litigation proceedings in which the Company is a party;

(f)	Other information and documents reasonably requested by the Investors; and

(g)	Other materials or information delivered by the Company to any shareholder.

5.1.2	The financial statements stipulated in Article 5.1 shall include balance sheets, income statements and cash flow statements, as well as the comparison of the corresponding financial data with the corresponding monthly, quarterly or annual budget targets.

5.1.3	All financial statements of the Company shall be prepared in accordance with Chinese Accounting Standards or other qualified financial reporting standards agreed upon by the Board.

5.1.4	The Investors have the right to inspect and copy the facilities, accounts and records of the Company and its subsidiaries or branches without affecting the normal operation of the Company, and have the right to discuss the business, operations and other conditions of the Company and its Affiliates with the relevant directors, management personnel, employees, accountants, legal advisors and investment banks, and the Company shall actively cooperate.

5.1.5	The exercise of the information rights under this Article 5 (including but not limited to Articles 5.1.1, 5.1.4) shall not violate the relevant provisions and requirements regarding information disclosure and internal control of the listed company to which QuantaSing belongs.

6	FULL-TIME SERVICE AND NON-COMPETITION

6.1	The Founder and Key Employees shall devote all of their time, energy, skills and efforts to the operation of the Group Companies, and the Founder and Key Employees shall use their best efforts to promote the development of the Group Companies and seek benefits for the Group Companies. Without the prior written consent of the Investors, the Founder and Key Employees shall not hold positions in other enterprises, work part-time or provide advisory services or similar services to other enterprises. The Founder shall owe duties of loyalty and diligence to the Group Companies and shall not engage in any activities that harm the Group Companies and/or any shareholders including the Investors. In addition, during the period when the Founder and Key Employees directly or indirectly hold Equity in the Company or serve as employees or directors of the Group Companies, and within two (2) years after they no longer directly or indirectly hold Equity in the Company or are no longer employed by the Group Companies or serve as directors of the Group Companies (whichever is later), they shall not directly or indirectly engage in businesses that compete with the Principal Business, shall not directly or indirectly hold any interests in any entity that competes with the Group Companies, nor shall they engage in other acts that harm the interests of the Group Companies, including but not limited to:

6.1.1	Holding a controlling interest, participating or indirectly controlling companies or other organizations engaged in competitive activities (except for purchasing and holding no more than 1% of the outstanding shares or other securities issued by the aforementioned companies from the public stock trading market);

6.1.2	Serving as a management personnel, employee, or consultant of a company or organization engaged in competitive activities.;

6.1.3	Providing loans to companies or organizations engaged in competitive activities;

6.1.4	Obtaining benefits directly or indirectly from competitive activities or companies or other organizations engaged in competitive activities;

6.1.5	Soliciting customers of the Group Companies in any form, or conducting or attempting to conduct transactions with customers related to the Group Companies’ production and sales business, regardless of whether such customers are customers of the Group Companies before or after the closing date;

6.1.6	Employing, in any form and through any individual or organization directly or indirectly controlled by them or in which they have an interest, any person who has left the Group Companies since the closing date (excluding individuals who have left for more than two (2) years at that time); and

6.1.7	Soliciting the employment of employees employed by the Group Companies at that time in any form.

6.2	Except as otherwise provided by Applicable Law, the Group Companies shall not, and the Company Parties and Key Employees shall use their best efforts to prevent the Group Companies from, exempting any employee or advisor who is subject to non-competition, non-solicitation, intellectual property protection or similar restrictive commitment obligations from such obligations, or failing to enforce any such non-competition, non-solicitation, intellectual property protection or similar restrictive commitment against any such employee or advisor.

7	DIVIDEND RIGHTS

7.1	If the Company’s shareholders’ meeting declares the distribution of dividends, each shareholder of the Company shall be distributed in proportion to its shareholding, and the Investors shall have the right to receive dividends equivalent to the distributable dividends according to their respective shareholding ratios in the Company at such time in priority to other shareholders of the Company. Only after the Investors have received such dividends may the Company distribute dividends to other shareholders.

8	DRAG-ALONG RIGHT

8.1	If any bona fide third party (the “Acquirer”) intends to acquire the Equity, assets or business of the Company resulting in the occurrence of a Sale Event (as defined below), and the Company’s valuation at the time of the overall sale is not less than 5 times the Post-Transaction Valuation (the “Overall Sale”), and such Sale Event is approved by shareholders holding more than 51% of the voting rights of all shareholders (the “Drag-Along Right Holders”) (including the consent of the Series A Investors), the Drag-Along Right Holders shall have the right to issue a written notice (the “Drag-Along Notice”) to the Company and all shareholders, requiring all shareholders to sell all of their held Equity in the Company (the “Drag-Along Right”). The Company’s shareholders are obligated to sell all of their held Equity in the Company at the intended sale price of the Company at the time of the Overall Sale within sixty (60) days after receipt of the Drag-Along Notice (including but not limited to completing all change registration, filing, approval and other legal procedures required for the equity transfer). All proceeds obtained by the Company and/or the Company’s shareholders in the aforementioned transaction shall be distributed in accordance with the provisions of Article 9.1 of this Agreement.

8.2	When an Overall Sale occurs, the Right of First Refusal provisions under this Agreement shall no longer apply (and the relevant shareholders hereby agree to waive their respective Rights of First Refusal), and the Company and the Company’s shareholders shall provide necessary cooperation for the exercise of the Drag-Along Right, including but not limited to signing all documents required for the change registration.

8.3	If any Company shareholder at that time does not agree or fails to sell its held Equity in the Company in accordance with the provisions of Article 8 of this Agreement, it shall purchase all of the Company Equity that the Series A Investors intend to sell from the Series A Investors at the intended sale price of the Company at the time of the Overall Sale.

9	LIQUIDATION PREFERENCE

9.1	Liquidation Preference Amount

If the Company undergoes any Liquidation Event (as defined below), the remaining assets after the proceeds from the disposal of the Company’s assets are used to pay liquidation expenses, employee wages, social insurance fees and statutory compensation, pay off outstanding taxes, and repay the Company’s debts in accordance with the provisions of Applicable Law (the “Liquidation Proceeds”) shall be distributed according to the following scheme and order:

9.1.1	Before distribution to other shareholders, the Company shall give priority to distributing Liquidation Proceeds to the Series A Investors until the distributable proceeds obtainable by the Series A Investors equal the higher of: (i) the Investment Amount corresponding to their held Company Equity plus the amount calculated at an annual simple interest rate of 8%, plus the total of all declared but undistributed profits or dividends; (ii) the distributable amount calculated based on their held Company Equity ratio (the “Series A Investor Liquidation Preference Return”).

9.1.2	After the payment of the Series A Investor Liquidation Preference Return is completed, the Company shall distribute Liquidation Proceeds to the Series Pre-A Investor until the distributable proceeds obtainable by the Series Pre-A Investor equal the higher of: (i) the Investment Amount corresponding to its held Company Equity plus the amount calculated at an annual simple interest rate of 8%, plus the total of all declared but undistributed profits or dividends; (ii) the distributable amount calculated based on its held Company Equity ratio (the “Series Pre-A Investor Liquidation Preference Return”, collectively with the Series A Investor Liquidation Preference Return referred to as the “Investor Liquidation Preference Return”).

9.1.3	After the payment of the Investor Liquidation Preference Return is completed, if there is still a balance of Liquidation Proceeds, it shall be distributed among all shareholders of the Company (including the Investors) in proportion to their Equity ratios.

9.2	Implementation of Liquidation Preference

The Company Parties shall take all effective measures to ensure that the Investors receive the corresponding distribution amount in accordance with the provisions of Article 9.1, including but not limited to (a) the Company distributing dividends and bonuses (if any) according to a scheme agreed by the Investors, (b) the Company and its shareholders compensating the Investors with the Liquidation Proceeds, (c) other methods agreed upon by the Parties as permitted by law.

If the distribution principle described in this Article 9.1 cannot be realized in accordance with the relevant laws and regulations, the Company shall first distribute according to the provisions of the law, after which each shareholder shall compensate the Investors through free gift or other methods recognized by the Investors to the extent of the Liquidation Proceeds obtained by them at that time (to avoid doubt, if it is by way of free gift, each shareholder hereby explicitly agrees and confirms that such free gift is irrevocable), to achieve the same or similar economic effect under the scheme stipulated in Article 9.1 of this Agreement.

To facilitate the realization of the aforementioned compensation, all parties are obliged to fully cooperate with the aforementioned compensation methods. This includes, but is not limited to, voting in favor at shareholders’ meetings, requiring the directors appointed by them to vote in favor at board meetings, signing all necessary relevant legal documents such as unconditional gift agreements or irrevocable transfer agreements, and obtaining the consent of relevant internal and external parties.

9.3	Liquidation Event

For the purpose of this Agreement, “Liquidation Event” means (a) the dissolution, liquidation, winding-up, closure or termination of business of the Company; (b) the merger or acquisition of the Company or its merger into any other company or entity, resulting in the shareholders of the Company before such merger, acquisition or merger holding less than fifty percent (50%) of the equity in the surviving company or entity after such transaction; (c) the sale, transfer, mortgage, pledge or other disposal of all or substantially all of the assets or business of the Group Companies (including the sale or exclusive or sole license of all or substantially all of the intellectual property of the Group Companies to a third party for use); or (d) any equity transfer, sale, share exchange or other transaction resulting in the transfer of more than fifty percent (50%) of the voting rights of the Company to a third party and other events defined as a change of control of the Company, except for circumstances exempted with the consent of the Series A Investors. The aforementioned items (b) to (d) are individually or collectively referred to as “Sale Events”.

10	MOST FAVORED TERMS

If any existing shareholder of the Company, other Investors in this transaction (if any) or future shareholders who obtain any Equity in the Company at a valuation not higher than the Post-Transaction Valuation enjoy rights that are more favorable or preferential than the rights enjoyed by the Series A Investors under the Transaction Documents (unless otherwise explicitly agreed in the Transaction Documents), then the Series A Investors shall automatically enjoy the same rights.

The Company and its shareholders shall provide all necessary cooperation, including but not limited to amending this Agreement and the Company’s new articles of association, to enable the relevant Investors to enjoy the aforementioned more favorable or preferential rights.

11	USE OF NAME

Unless with the prior written consent of QuantaSing, no party to this Agreement (other than QuantaSing) may use, disclose or copy any of the following names for any market promotion, advertising or promotional purposes: (i) the name of QuantaSing or any of its Affiliates, including but not limited to QuantaSing, Beijing Liangzizhige, QSG, etc.; (ii) the name, portrait of any partner or director or supervisor of QuantaSing or its Affiliates; and/or (iii) any name, trademark, logo similar to any of the foregoing items.

12	CONFIDENTIALITY

12.1	Unless otherwise agreed in this Agreement, the Parties shall keep confidential the existence of the Transaction Documents or any information relating to the transactions under the Transaction Documents (including any information obtained by such Party through participating in the negotiation and execution of the Transaction Documents) (the “Confidential Information”), and shall not use or disclose it to any third party in any way or for any other purpose.

12.2	The restrictions in Article 12.1 of this Agreement shall not apply to information disclosed under the following circumstances:

12.2.1	Disclosure or use required by Applicable Law or any regulatory authority;

12.2.2	Disclosure or use required by any legal proceedings arising from this Agreement or any other agreement entered into pursuant to this Agreement, or reasonably disclosed to tax authorities;

12.2.3	Disclosure to the respective investors, fund management companies, investment banks, lenders, accountants, legal advisors, and bona fide potential investors of the Parties, provided that the Parties shall require such information recipients to comply with the provisions of this Article 12 regarding such Confidential Information as if they were parties to this Agreement;

12.2.4	The information has entered the public domain for reasons not attributable to the Parties to this Agreement;

12.2.5	Disclosure or use has been approved in writing by all other Parties in advance.

12.3	If disclosure is made based on Articles 12.2.1 and 12.2.2 above, the party disclosing the information shall discuss such information disclosure and submission with the other Parties within a reasonable time before disclosing or submitting the information, and shall, in the case of information disclosure or submission required by the other Parties, to the extent possible, allow the informed party to treat the disclosed or submitted information parts confidentially.

13	FORCE MAJEURE

13.1	If a force majeure event such as earthquake, typhoon, flood, fire, military action, strike, riot, war or other unforeseeable, unavoidable and insurmountable event by the Parties occurs (each referred to as a “Force Majeure Event”), preventing a Party from performing this Agreement, such Party shall immediately notify the other Parties without delay, and provide detailed information and supporting documents of such event within fifteen (15) days after the notice is sent, explaining the reason for the inability or delay in performing all or part of its obligations under this Agreement. The Parties shall seek and implement solutions acceptable to all Parties through consultation.

13.2	If a Force Majeure Event occurs, the Party affected by the force majeure shall not be liable to any other Party for any damage or loss suffered by such other Party due to the failure or delay in performing its obligations under this Agreement due to the Force Majeure Event, and such failure or delay shall not be deemed a breach of this Agreement. The Party claiming the occurrence of a Force Majeure Event shall take appropriate measures to reduce or eliminate the impact of the Force Majeure Event and shall attempt to resume performance of the obligations delayed or hindered by the Force Majeure Event as soon as possible.

13.3	If a Force Majeure Event or the impact of a Force Majeure Event prevents one or more Parties from performing all or part of their obligations under this Agreement for more than one (1) month, the Party not affected by the force majeure or other Parties shall have the right to require the termination of this Agreement and the exemption of part of the obligations under this Agreement or the delay of the performance of this Agreement.

14	LIABILITY FOR BREACH OF AGREEMENT

14.1	If any Party breaches the representations, warranties or undertakes made by it under this Agreement and other Transaction Documents, or fails to perform its obligations undertaken under this Agreement and other Transaction Documents, such Party shall be deemed to be in default, and the defaulting Party shall rectify its default within fifteen days after receiving notice from the observing Party of this Agreement expressly stating its default. If the defaulting Party fails to make a remedy satisfactory to the observing Party within fifteen days after receiving such notice, the observing Party shall have the right to require the defaulting Party to bear liability for breach of agreement and compensate for any loss, damage, liability, cost or expense incurred due to such default. Unless otherwise agreed in this Agreement, after the execution of this Agreement, if any Party breaches the agreement and unilaterally rescinds or terminates this Agreement without just cause, in addition to compensating the observing Party’s losses, the defaulting Party shall also compensate the observing Party for breach of agreement in accordance with the law, and the penalty shall be 20% of the investment amount under this Agreement.

14.2	On the basis of Article 14.1 of this Agreement, the Company Parties agree that for any damage, loss, claim, action, proceeding, demand, judgment, settlement, tax, interest, expense and expenditure (including but not limited to reasonable attorney’s fees) that any Investor directly or indirectly suffers, incurs or occurs, or is brought against any Investor or its Affiliates, directors, partners, shareholders, employees, agents and representatives (the “Indemnified Persons”) (whether it is a third-party claim, a claim between the Parties to this Agreement or other claims) due to any breach by the Company Parties of any commitment, agreement or obligation under this Agreement, the Group Companies and the Founding Shareholders shall jointly and severally compensate the Investors, defend the Investors and hold them harmless, with the Investors acting on behalf of themselves or each other Indemnified Person, so that the Investors and each other Indemnified Person can obtain compensation, regardless of whether they are a party to this Agreement.

14.3	The Parties acknowledge and agree that the provisions on compensation in Article 15 of this Agreement shall not be the sole remedy that any Investor will obtain in the event that any other Party fails to perform and comply with any of its commitments and agreements in this Agreement. If such other Party fails to perform in accordance with the agreement or violates any provision in this Agreement, then any Investor may seek any other rights that can be asserted based on this Agreement or Chinese Law applicable to any other Transaction Document or seek any and all other remedies.

14.4	For the avoidance of doubt, the Founder’s liquidation, compensation and other liabilities under this Agreement shall be limited to the market fair value corresponding to all of the Company’s Equity directly and/or indirectly held by him at that time, and shall not involve his personal or family property.

15	TERMINATION OF AGREEMENT

15.1	This Agreement may be modified or amended upon consultation and unanimity by the Parties to this Agreement. Any modification or amendment must be made in writing and shall take effect upon execution by the Parties to this Agreement.

15.2	This Agreement may be terminated by:

15.2.1	The jointly written agreement of the Parties to this Agreement to terminate and determine the effective time of termination;

15.2.2	QuantaSing has the right to terminate this Agreement by providing at least ten (10) Business Days’ prior written notice to the other Parties, stating the effective date of termination in the notice, if any of the following circumstances occur:

(a)	The representations or warranties of the Company Parties under the Transaction Documents are materially untrue, have material omissions or are materially misleading;

(b)	The Company Parties materially breach the agreements, commitments, or obligations under the Transaction Documents; or

(c)	For reasons not attributable to QuantaSing, this transaction cannot be completed within ninety (90) days from the execution date of this Agreement or on another date recognized by the Parties through consultation.

16	NOTICE AND SERVICE

16.1	Any notice or other communication related to this Agreement sent by one Party to the other Parties (the “Notice”) shall be in writing and shall be deemed duly served when delivered to the addressee at the following communication address, communication number or email address, noting the name of the following contacts.

[***] (List of notice addresses)

16.2	The time of service for various communication methods stipulated in the preceding paragraph shall be determined in the following ways:

16.2.1	Notices delivered in person shall be deemed served upon signing by the addressee;

16.2.2	Notices sent by mail shall be sent by registered mail or express delivery, and registered mail shall be deemed served on the seventh (7th) day after posting, and express delivery shall be deemed served upon signing by the addressee;

16.2.3	Notices sent by email shall be deemed served when the email system shows that the addressee has actually received them.

16.3	If the above communication address or notification method of any Party (the “Changing Party”) changes, the Changing Party shall notify the other Parties within seven (7) days after the occurrence of such change. If the Changing Party fails to notify in a timely manner as agreed, the Changing Party shall bear the losses caused thereby.

17	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	The formation, validity, interpretation, performance, change, termination and dispute resolution of this Agreement shall be governed by Chinese Law.

17.2	Any dispute arising from the execution of this Agreement or in connection with this Agreement shall be resolved by the Parties through friendly consultation. If any dispute cannot be resolved through consultation within fifteen (15) days after the dispute arises, any Party shall have the right to submit the dispute to the Shenzhen Court of International Arbitration for arbitration in Shenzhen in accordance with the arbitration rules of the Commission effective at that time. The language of the arbitration shall be Chinese. The arbitral award is final and binding on all Parties.

17.3	During the dispute resolution period, the Parties shall continue to have their respective other rights under this Agreement and shall continue to perform their corresponding obligations under this Agreement.

18	SUPPLEMENTARY PROVISIONS

18.1	Exemption from Liability

The Series Pre-A Investor hereby confirms that it exempts the Company Parties from any legal liability that may arise from the failure to complete the commitments or obligations under the Series Pre-A Capital Increase Agreement within the agreed time limit as of the closing date, and agrees and undertakes that it will not subsequently assert any claims, requests, demands or complaints against the Company Parties based on the aforementioned agreement regarding such default as of the closing date.

18.2	Restructuring

The Parties confirm and agree that after the closing date, the Company shall implement domestic and overseas restructuring arrangements in accordance with the scheme passed by the shareholders’ meeting at that time (which must include the consent of the Series A Investors) so that the Company is restructured into an overseas company that controls domestic entities. At that time, the Parties shall ensure that the relevant arrangements for Equity Transfer I, Capital Increase I, Debt-to-Equity Conversion, Equity Transfer II, Equity Transfer III, Capital Increase II and the employee incentive equity under Article 2.3 of the Capital Increase Agreement can be fully implemented at the level of the restructured overseas company. The rights of the Investors in the overseas company shall include all the rights enjoyed by the Investors under this Agreement and all the rights customarily enjoyed by the Investors as shareholders of the overseas company. The Group Companies and the Founding Shareholders shall ensure that the rights and interests of the Investors are still substantively respected and satisfied during and after the implementation of the Company’s domestic and overseas restructuring. The Parties agree to cooperate with the implementation of the aforementioned restructuring matters and sign necessary legal documents to achieve the purpose of the aforementioned restructuring. If such domestic and overseas restructuring of the Company causes additional costs or tax basis losses to the Investors, the Group Companies and the Founding Shareholders agree to bear such costs or tax basis losses.

18.3	Effectiveness and Amendment

This Agreement shall be formed upon execution by the Parties and shall take effect from the closing date of this transaction (taking the earliest closing date). Matters not covered in this Agreement shall be separately negotiated by the Parties and signed as a supplementary agreement, which shall have the same legal effect as this Agreement. The modification and change of this Agreement must be unanimously agreed by the Parties, conducted in writing, and shall take effect upon execution by the Parties.

18.4	Transfer

The Investors have the right to transfer their rights and obligations under this Agreement together with their held Equity in accordance with the provisions of this Agreement to a third party, and such transfer does not require the prior consent of the other Parties, but the Investors shall provide written notice to the other Parties at least ten (10) Business Days in advance. Except for this, without the prior written consent of the other Parties, no Party may transfer its rights and obligations under this Agreement to a third party.

18.5	Entire Agreement

This Agreement represents the complete and consistent agreement of the Parties on the matters under this Agreement and replaces any other written and oral agreements or other documents previously made by the Parties on this matter (including but not limited to Articles 5, 6, 7 (excluding Article 7.4) of the Series Pre-A Capital Increase Agreement, and the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd. signed by the Company Parties, the Investors (excluding Yu Cui) and other relevant parties on December 30, 2024, which shall automatically terminate from the effective date of this Agreement). The contents of agreements signed and effective between the Company’s shareholders and the Company and between the Company’s shareholders before the execution of this Agreement, if conflicting with the provisions of this Agreement, shall be subject to the relevant provisions of this Agreement; non-conflicting contents shall continue to apply to the relevant Parties and have legal binding force.

18.6	Severability

If any provision of this Agreement is invalid or unenforceable due to the law applicable to it, such provision shall be deemed non-existent from the beginning without affecting the validity of the other provisions of this Agreement. The Parties to this Agreement shall negotiate to determine new provisions within the legal scope to ensure the maximum realization of the original provision’s intent.

18.7	Delay or Omission

Any delay or failure by a Party to exercise the rights, powers or remedies conferred upon it by the breach or non-performance of this Agreement by another Party shall not impair such rights, powers or remedies of such Party, nor shall it be deemed a waiver or acquiescence of such breach or non-performance or subsequent similar breaches or non-performance, nor shall it be deemed a waiver of any other breach or non-performance occurring before or after. Any waiver, permission, consent, approval of any nature or characteristic of a breach or non-performance of this Agreement or waiver of any provision or condition of this Agreement must be made in writing and shall be effective only within the scope stipulated in such writing. Any remedy provided to any Party under this Agreement, according to law or by other means, shall be cumulative and not alternative.

18.8	Several Not Joint Liability of Investors

The Parties agree that the Investors enjoy rights and assume obligations under this Agreement separately, and the obligations and liabilities of the Investors under this Agreement are several and not joint. Any Investor’s waiver of its rights or termination of this Agreement shall only take effect within the scope of such Party’s rights and obligations and does not represent the waiver of rights or termination of this Agreement by other Investors.

18.9	Precedence in Effect

If the then effective articles of association of the Company or other Transaction Documents conflict with this Agreement, this Agreement shall prevail.

18.10	Language and Original

This Agreement is written in Chinese. The original is in ten (10) copies, the Company Parties jointly hold two (2) copies, and each of the other Parties holds one (1) copy, each copy having the same effect. The Parties agree that this Agreement may be executed by exchanging electronically scanned signature pages, and the electronically scanned signed version of this Agreement shall have the same legal effect as each original.

(No text below)

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Huiyu Zhan

Signature:	/s/ Huiyu Zhan

Shenzhen Yiqi Culture Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Legal Representative

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Shenzhen Zhongqingwenli Culture Industry Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Legal Representative

Shenzhen Heguangtongchen Venture Capital Services Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature:	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Representative Designated by the Executive Partner

Shenzhen Haoduoxiaohuoban Venture Capital Services Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature:	/s/ Huiyu Zhan
Name:	Huiyu Zhan
Title:	Representative Designated by the Executive Partner

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Siyan Zheng

Signature:	/s/ Siyan Zheng

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Feng Xian

Signature:	/s/ Feng Xian

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Hainan Hongchuanyuan Lanshan Venture Investment Fund Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature:	/s/ Xiaoyi Yang
Name:	Xiaoyi Yang
Title:	Representative Designated by the Executive Partner

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Shenzhen Chaowan World Information Technology Co., Ltd.

_____/s/ Seal ______________

Signature:	/s/ Dong Xie
Name:	Dong Xie
Title:	Authorized Representative

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Nanjing Shangdehehua Equity Investment Partnership (Limited Partnership)

_____/s/ Seal ______________

Signature:	/s/ Xiyuan Deng
Name:	Xiyuan Deng
Title:	Representative Designated by the Executive Partner

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Peng Li

Signature	: /s/ Peng Li

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Dong Xie

Signature:	/s/ Dong Xie

(This page has no text, it is the signature page of the Shareholders’ Agreement in relation to Shenzhen Yiqi Culture Co., Ltd.)

IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to sign this Agreement on the date stated at the beginning hereof.

Yu Cui

Signature:	: /s/ Yu Cui